PERSONAL AND CONFIDENTIAL                               EXHIBIT (C)(4)
-------------------------


AUGUST 29, 1996



Mr. Geoffrey Nunes
Corporate Senior Vice President and
 General Counsel
Millipore Corporation
80 Ashby Road
Bedford, MA 01730


Dear Mr. Nunes:

In connection with your consideration of your participation in a possible negotiated transaction with Tylan General, Inc. and/or its subsidiaries, affiliates or divisions (collectively, with such subsidiaries, affiliates and divisions, the "Company"), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your directors, officers, employees, agents, lenders or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which is furnished to you or to your Representatives now or in the future by or on behalf of the Company for the purpose of evaluating such transaction (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

The term "Evaluation Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. The term Evaluation Material does not include information which
(i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or (iii) becomes available to you on a nonconfidential basis from a source other than the Company or any of its Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

Millipore Corporation
August 29, 1996
Page Two



You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible negotiated transaction between the Company and you, that the Evaluation Material will be kept confidential and will not be used by you or your Representatives in any way detrimental to the Company and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided,
                                                                  ---------
however, that (i) you make any disclosure of such information to which the
--------
Special Committee of independent directors of the Company (the "Special Committee") gives its prior written consent and (ii) any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating a possible negotiated transaction with the Company, who agree to keep such information confidential and who are provided with a copy of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties hereto. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosures or use of the Evaluation Material.

In addition, you agree that, without the prior written consent of the Special Committee, you and your Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof) provided, that you may make such
                                               ---------
disclosure if you have received the written opinion of your outside counsel that such disclosure must be made by you in order that you not commit a violation of law. Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Special Committee, you will not, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions which might lead to such agreement, arrangement or understanding, with any person regarding a possible transaction involving the Company. The term person as used in this letter agreement shall be broadly
                  ------
interpreted to include the media and any corporation, partnership, group, individual or other entity.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms or conditions or other facts with respect thereto, you shall provide the Special Committee with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or the Special Committee may waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Special Committee, you or any of your Representatives are nonetheless, based on the written opinion of your outside legal counsel, legally compelled to disclose Evaluation

Millipore Corporation
August 29, 1996
Page Three



Material or other information to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representative may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material and such other information which such counsel advises you is legally required to be disclosed, provided that you exercise your best efforts to preserve the confidentiality of the Evaluation Material and such other information being disclosed, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded by such tribunal to the Evaluation Material and such other information being disclosed.

If you decide that you do not wish to proceed with a transaction with the Company, you will promptly inform the Special Committee of that decision. In that case, or at any time upon the request of the Special Committee for any reason, you will promptly deliver to the Company all Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

You understand and acknowledge that neither the Company nor any of its Representatives (including without limitation any of the Company's directors, officers, employees, or agents) make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives (including without limitation any of the Company's directors, officers, employees, or agents) shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of two years from the date hereof, neither you nor any of your affiliates will solicit to employ any of the current officers or employees of the Company with whom you have had contact or who was specifically identified to you during the period of your investigation of the Company, without obtaining the prior written consent of the Special Committee.

You agree that, for a period of one year from the date of this letter agreement, unless such shall have been specifically invited in writing by the Special Committee, neither you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) or Representatives will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate

Millipore Corporation
August 29, 1996
Page Four



In, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company; (ii) any tender or exchange offer, merger or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a "group" (as defined under the 1934 Act); (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. You also agree during such period not to request the Special Committee, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

All inquiries, requests for information and other communications with the Company shall be made through Jennifer Moses of Goldman Sachs & Co. ("Goldman") (telephone no. 212-902-7878). You agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any other officer, director, employee or agent of the Company regarding the Company's business, prospects, operations, finances or any other matter pertaining to the Company or any proposed transaction. It is understand that Goldman will arrange for appropriate contacts for due diligence purposes. It is further understand that all (a) communications concerning a possible transaction, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding procedures, will be submitted or directed to Goldman, except with the written consent of the Special Committee.

You understand and agree that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any transaction involving the Company unless and until you and the Company shall have entered into a final definitive agreement. You also agree that unless and until a final definitive agreement regarding a transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time. You further understand that (i) the Company and its Representatives shall be free to conduct any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person), (ii) any procedures relating to such process or transaction may be

Millipore Corporation
August 29, 1996
Page Five

changed at any time without notice to you or any other person and (iii) you shall not have any claims whatsoever against the Company, its Representatives or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to any transaction involving the Company (other than those as against the parties to a definitive agreement with you in accordance with the terms thereof) nor, unless a definitive agreement is entered into with you, against any third party with whom a transaction is entered into. Neither this paragraph nor any other provision in this agreement can be waived or amended except by written consent of the Special Committee, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you or any of your Representatives have breached this letter agreement, then you shall be liable and shall pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom.

This letter agreement is for the benefit of the Company and its directors, officers, stockholders, owners, affiliates and agents, and shall be governed by and construed in accordance with the laws of the State of California without giving effect to the conflicts of laws principles thereof. You also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California and of the United States of America located in the State of California for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the courts of the State of California or the United States of America located in the State of California, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such

Millpore Corporation
August 29, 1996
Page Six


court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

This letter agreement shall terminate, and shall be of no further force and effect, on and after the third anniversary of the date hereof.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.


Very truly yours,


TYLAN GENERAL, INC.

By:  /s/ Goldman, Sachs & Co.
     -------------------------------
     Goldman, Sachs & Co.
     on behalf of Tylan General, Inc.


Accepted and agreed as of
 the date first written
 above:
        MILLPORE CORPORATION

 By: /s/ Virg Erwin                  9/16/96
    ---------------------
    Name: Virg Erwin
    Title: Director, Gas SBU

[SIGNATURE APPEARS HERE]  9/16/96

[SIGNATURE APPEARS HERE]  9/18/96
Vice President & General Manager, Microelectronics Division

[SIGNATURE APPEARS HERE]
Sr. Vice President

PERSONAL AND CONFIDENTIAL
-------------------------


October 25, 1996

Mr. Geoffrey Nunes
Millipore Corporation
80 Ashby Road
Bedford, MA 01730

Dear Mr. Nunes:

Millipore Corporation ("you") entered into a Confidentiality Agreement with Tylan General, Inc. (the "Company") dated August 29, 1996 (the "Agreement"). Said Agreement contains a "standstill" provision prohibiting you from taking certain actions for a period of one year from the date of the Agreement (the "Standstill Provision"). We are writing this letter to inform you that the Company has executed a Confidentiality Agreement containing a Standstill Provision which is of a shorter duration than the Standstill Provision in the Agreement, specifically, for a period of 120 days commending on October 18, 1996 (the "Revised Standstill Provision"). Accordingly, the Company is hereby offering you the opportunity to amend the Agreement to replace the Standstill Provision with the Revised Standstill Provision. Please indicate your acceptance or rejection of the Revised Standstill Provision by initialing the appropriate line below.

                 Accept           Reject

                 /s/GN
                 ------           ------

By initialing the "Accept" line of this letter, you agree that the Agreement shall be deemed to be amended in accordance with the terms of the Revised Standstill Provision. Except as specifically amended by this letter, all terms and provisions of the Agreement shall remain unmodified and in full force and effect.

This letter agreement may be signed and/or initialed in counterparts, which together shall constitute a single instrument.

If you have any questions, please contact us.

Very truly yours,



TYLAN GENERAL, INC.

By: /s/ Goldman, Sachs & Co.
    ----------------------------
      Goldman, Sachs & Co.
      on behalf of Tylan General, Inc.